Press Release

For Immediate Release

Las Vegas Sands Corp. Announces Pre-IPO Financing

Sale of Exchangeable Bonds to Generate Proceeds of Up to $600 Million

Las Vegas, NV (September 2, 2009) —Las Vegas Sands Corp. (NYSE: LVS) announced today that it has secured commitments for up to $600 million of capital through the sale of exchangeable bonds. The bonds will be mandatorily exchangeable into common stock of one of its subsidiaries pending its successful initial public offering on the Hong Kong Stock Exchange.

“The completion of this financing, which we expect to occur in a matter of days, will enhance our current liquidity position and further our efforts toward reaching long-term financial stability,” said Sheldon G. Adelson, the company’s chairman and chief executive officer.

Las Vegas Sands President Michael Leven said this pre-IPO financing is another component of the company’s current efforts to strengthen its financial position. He cited the recent completion of an amendment to its $3.3 billion Macau credit facility and the subsequent submission of an application by a subsidiary of the company to be listed on the Hong Kong Stock Exchange as the other recently completed components of the plan.

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“The actions we have taken in recent weeks, together with the right-sizing of our cost structure and our on-going efforts to implement efficiencies across our operations, have clearly helped to strengthen our balance sheet,” said Mr. Leven.

“We will continue working to solidify our financial position while at the same time staying true to our long-term business strategy. Our company remains uniquely positioned to develop large scale integrated resorts and to monetize the various non-core assets of those developments, such as retail malls and residential units, when economic and capital market conditions are appropriate,” said Mr. Adelson. “This fundamental business strategy guides the planning and development of our current pipeline of projects and helps us evaluate future development opportunities as well. It also enables our company to delever more quickly than companies that rely largely on operations to do so, which is a key component in our ability to generate significant long-term value for our shareholders.”

Additional information related to the sale of the exchangeable bonds can be found in the company’s filing on Form 8-K with the Securities and Exchange Commission.

About Las Vegas Sands Corp.

Las Vegas Sands Corp. (NYSE: LVS) is the leading international developer of multi-use integrated resorts.

The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino, The Palazzo Resort-Hotel-Casino, and the Sands Expo and Convention Center in Las Vegas and the Sands Casino Resort Bethlehem(TM) in Eastern Pennsylvania. The company also owns and operates The Venetian Macao Resort-Hotel and the Sands Macao in the People’s Republic of China (PRC) Special Administrative Region of Macau. In addition, LVS owns the Four Seasons Hotel Macao and is also developing the Marina Bay Sands(TM) integrated resort in Singapore.

LVS is also creating the Cotai Strip(R), a master-planned development of resort-casino properties in Macau. At completion, the Cotai Strip will feature approximately 21,000 rooms from world-renowned hotel brands such as St. Regis, Sheraton, Shangri-La, Traders, Hilton, Conrad, Fairmont, Raffles, Holiday Inn, and InterContinental.

For more information, please visit www.lasvegassands.com.

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Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221
Media:	Ron Reese	(702) 414-3607

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